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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:        WARBURG, PINCUS SPECIAL EQUITY FUND, INC.

Address of Principal Business Office (No. & Street, City,
    State, Zip Code):

                              466 Lexington Avenue
                          New York, New York 10017-3147

Telephone Number (including area code):  (212) 878-0600

             Name and address of agent for service of process:

                               Mr. Eugene P. Grace
                    Warburg, Pincus Special Equity Fund, Inc.
                          New York, New York 10017-3147

                                   Copies to:

                             Rose F. DiMartino, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes x No o


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                                   SIGNATURES


             Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 14th day of November, 1996.



                                                WARBURG, PINCUS SPECIAL EQUITY
                                                FUND, INC.



                                                By:/s/ Eugene P. Grace
                                                  Eugene P. Grace
                                                  President


ATTEST:

By:/s/ Howard Conroy
       Howard Conroy
       Vice President and
       Chief Financial Officer